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                                                                   EXHIBIT 5.1


                     [LETTERHEAD OF THELEN REID & PRIEST LLP]



                               November 20, 1998


Homestake Mining Company
650 California Street
San Francisco, CA 94108

Ladies and Gentlemen:

       We have acted as United States counsel for Homestake Mining Company, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-66311, filed October 29, 1998, as amended (the "Registration Statement"), in respect to the offer by the Company to exchange HCI Exchangeable Shares for shares of Homestake Common Stock. All capitalized terms used without definition in this letter have the same meaning as in the Registration Statement.

       Please be advised that we are of the opinion that the Homestake Common Stock to be issued to former holders of Prime Common Shares who have elected to exchange their HCI Exchangeable Shares for Homestake Common Stock, when issued in accordance with the rights, privileges, restrictions and conditions attached to the HCI Exchangeable Shares, will be legally issued, fully paid and non-assessable.

       We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate laws of the State of Delaware.

       We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement on Form S-3. We further consent to the use of our name under the heading "Legal Matters" in the prospectus filed with the SEC as part of the Registration Statement.

                                                Very truly yours,

                                           /s/ THELEN REID & PRIEST LLP

                                             THELEN REID & PRIEST LLP

MLJ/DM